Exhibit 5.1

September 6, 2013

GenCorp Inc.

2001 Aerojet Road

Rancho Cordova, CA 95742

Ladies and Gentlemen:

We have acted as counsel to GenCorp Inc., an Ohio corporation (the “Company”), and the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with the filing by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $460,000,000 aggregate principal amount of new 7.125% Second-Priority Senior Secured Notes due 2021 (the “Exchange Notes”) for a like aggregate principal amount of outstanding 7.125% Second-Priority Senior Secured Notes due 2021, which have certain transfer restrictions (the “Original Notes”). The Exchange Notes are to be guaranteed by the Guarantors, pursuant to the terms of the Indenture (as defined below) (the “Guarantees”).

The Exchange Notes will be issued pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of January 28, 2013, among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture thereto, dated as of June 14, 2013, among the Company, the Guarantors and the Trustee (the “Indenture”). The Indenture is filed as Exhibit 4.1 to the Registration Statement. The Exchange Notes and the Indenture are collectively referred to hereinafter as the “Documents.”

In connection with this opinion, we have examined originals, copies or forms of the Documents. In addition, we have examined such records, documents, certificates of public officials and of the Company and the Guarantors, made such inquiries of officials of the Company and the Guarantors, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies. In making our examination of the Documents, we have also assumed that each party to the Documents other than Aerojet Rocketdyne of DE, Inc., Arde, Inc. and Arde-Barinco, Inc. has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered such Documents, and that such Documents constitute the legal, valid and binding obligations of each such party (other than the Company and the Guarantors) enforceable against each such party in accordance with their terms; that the Indenture constitutes the legal, valid and binding obligations of the Trustee; and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended, and that the form of the Exchange Notes will conform to that included in the Indenture.

September 6, 2013

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and upon valid tender of the Old Notes to U.S. Bank National Association, as exchange agent for the Exchange Offer, and issuance of the Exchange Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement and the Indenture, will be legally issued and binding obligations of the Company, and the Guarantees of the Exchange Notes, pursuant to the terms of the Indenture, will be valid and binding obligations of the Guarantors.

The foregoing opinion is limited solely to the federal laws of the United States of America and the laws of the States of New York, New Jersey and Delaware as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP

Schedule A

Guarantors

Guarantor	State of Incorporation or Organization
Aerojet Rocketdyne, Inc.	Ohio

Aerojet Rocketdyne of DE, Inc.	Delaware

Arde, Inc.	New Jersey

Arde-Barinco, Inc.	New Jersey